Exhibit 4.14

Contract No.: [________]

Loan Guarantee Contract

By and between

Guarantor (Party A): Shanghai Ossen Investment Co., Ltd.
Address：
Legal Representative: Fangping  Jiang

And

Creditor (Party B)： Feicuiyuan Branch, Huishang Bank
Address：
Person in Charge: Long  Wang

Contents

Article 1 Representationsand Guarantees of Party A
Article 2 Types, Amount and Term of Loan of the Main Credit under the Guarantee
Article 3 Method of Guarantee
Article 4 Scope of Guarantee
Article 5 Period of Guarantee
Article 6 Rights and Obligations of Party A
Article 7 Rights and Obligations of Party B
Article 8 Liabilities for Breaching the Contract
Article 9 Effectiveness, change, rescission and termination of the contract
Article 10 Disputes Settlement
Article 11 Miscellaneous
Article 12 Supplementary Provisions

For the purpose of guaranteeing the duly performance of the obligations of the borrower under the loan contract [________] concluded by and between Ossen (Maanshan) Steel Wire and Cable Co., Ltd. On [________] (hereinafter referred to as the “Main Contract”), Party A is willing to provide the guarantee to Party B. For the purpose of identifying the rights and obligations of both parties, Party A and Party B agree to conclude the contract as below in accordance with the Guarantee Law, the Real Property Law and other applicable laws and regulations.

Article 1 Representations and Guarantees of Party A

1.1	Party A has the qualification as a guarantor and may provide the guarantee to others according to the Chinese laws.

1.2	Party A has the adequate capability to undertake the liabilities of guarantee which will not be relieved or exempted due to any order, change of financial status or agreement with any unit.

1.3
Party A fully understands the usage of the loan under the Main Contract and is totally voluntary to provide the guarantee for the borrower under the Main Contract, and its meanings under the Main Contract are completely true.

1.4
Where the borrower fails to perform the obligations to pay the principal and interest of the loan and the relevant expenses, Party B may directly claim from Party A and Party A authorizes Party B to transfer the same from its account opened in Party B.

1.5	Party A has read all the articles of the contract. Party A has fully known and understood the meanings and the legal consequences of all the articles, especially the indications with underline.

1.6	Party A has completed all the legal formalities related to guarantee as per the articles of association of Party A.

Article 2 Types, Amount and Term of Loan of the Main Credit under the Guarantee

2.1 The main credit guaranteed under the contract is the loan distributed based on the main contract.
Total amount is RMB [________] (in word). The term of loan is from [________] to [________]. In case of any difference between the actual loan installments, amount, distribution date and term of use, the contract shall prevail.

Article 3 Method of Guarantee

3.1 The method of guarantee under the contract is joint and several guarantee.

Article 4 Scope of Guarantee

4.1 The scope of the guarantee under the contract include the principal, interest, compound interest, punishment interest, late fee, liquidated damages, expenses to realize the credit (including the attorney fees) and other payable fees.

Article 5 Period of Guarantee

5.1 The period of guarantee under the contract is two years from the date after the due date of the loan determined under the Main Contract.

5.2 Where the loan determined under the Main Contract becomes due by installments, the period of guarantee of each installment is two years from the date after the due date of each installment.

5.3 Where Party B withdraws the loan earlier according to the Main Contract, the period of guarantee is two years from the date after the date of repayment notified by Party B to the borrower.

Article 6 Rights and Obligations of Party A

6.1 Where Party A is involved in any of the following conditions, Party A must timely notify Party B in case of being a listed company or notify Party B within three days in writing in case of not being a listed company.

6.1.1 Change of operation scheme: e.g. contracting, lease, joint venture, merger, acquisition, division, restructuring of shareholding structure and cooperation with foreign investors.
6.1.2 Change of business scope and registered capital and change of equity
6.1.3 Deterioration of financial status or being involved in material economic disputes;
6.1.4 Bankruptcy, business stoppage, liquidation, business suspension for restructuring, being revoked with business license or being cancelled.
6.1.5 Change of address, telephone or legal representative

6.2 Where the Main Contract between Party B and the borrower changes, Party B is not required to obtain the consent from Party A except for the extension or the increase in the loan amount and Party A will undertake the joint and several liabilities of guarantee within the original scope of guarantee.

6.3 Where Party B transfers the main credit to any third party within the valid term of the contract Party A will undertake the joint and several liabilities of guarantee within the original scope of guarantee.

6.4 Where Party A is involved in division, merger, restructuring of shareholding structure or other events within the valid term of the contract Party A guarantees to properly handle all the liabilities of guarantee under the contract.

6.5 Within the valid term of the contract, the customer must always keep the various financial targets required by the bank. Without the permission from the bank, the dividends to the customer must not exceed a certain proportion of the after-tax net income and the capital expenditure must not exceed a certain amount required by the bank. The customer must not apply for credit from other creditors, not change the clauses of debts with other creditors, not repay other long-term debts earlier, not provide debt guarantee to other third party and not mortgage assets to other creditors.

Article 7 Rights and Obligations of Party B

7.1 Where the credits of Party B fail to be settled in whole or in part upon the expiration of the main debts, Party B has the right to directly require Party A to undertake the liabilities of guarantee as per the contract no matter whether the borrower has provided any guarantee in kind to the debts.

7.2 In case of any of the following conditions, Party B has the right to notify Party A in writing to earlier undertake the liabilities of guarantee and Party A must perform the liabilities of guarantee within 10 days after its receipt of the said notice.

7.2.1 Party B legally rescinds the main contract as agreed herein;
7.2.2 Party B earlier withdraws the loan as agreed herein.

Article 8 Liabilities for Breaching the Contract

8.1 Where Party B suffers from any loss or damage due to the fraudulent representations and statements made by Party A in Article 1 of the contract, Party A must indemnify Party B for its actual damage or loss.

8.2 Party A and Party B must fully perform their obligations under the contract after the contract takes effective. Where either party fails to perform the contract in whole or in part, the party must undertake the corresponding liabilities for breaching the contract and indemnify the other party for its losses and damages so caused.

8.3 Where the contract becomes invalid by the reasons attributable to Party A, Party A must indemnify Party B for all of its damages and losses so caused.

Article 9 Effectiveness, change, rescission and termination of the contract

9.1 The contract takes effective from the date when signed and stamped by Party A and Party B and terminates when the borrower under the main contract pays off all the principal, interest, compound interest, late fee, liquidated damages, indemnification, the expenses to realize the credit (including the attorney fee) and all the other payable fees.

9.2 Neither party may change or rescind the contract without consent after the contract takes effective. In case of any need for change or rescission, the parties must agree within each other in writing through negotiations. The Contract remains in effect before the parties reach the written agreement.

Article 10 Disputes Settlement

10.1 Disputes between Party A and Party B arising out of the performance of the contract shall be settled by the parties through negotiations. In case of no agreement may be reached through negotiations, the parties adopt Article [________] to settle the disputes.

10.1.1 To submit the dispute to ____ arbitration committee for arbitration.
10.1.2 To submit to the local court in the place where Party B is located for settlement.

Article 11 Miscellaneous

11.1
11.2
11.3

Article 12 Supplementary Provisions

12.1 The original copy of the contract is made in    counterparts. Party A, Party B and ____hold ___ counterpart(s) respectively. All the counterparts have the same legal force and effect.

Party A: Shanghai Ossen Investment Co., Ltd (seal)
Legal Representative:
Date: [________]

Party B: Feicuiyuan Branch, Huishang Bank (seal)
People in Charge:
Date: [________]